Exhibit 3.17
Open Support Systems, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
OPEN SUPPORT SYSTEMS LLC
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Open Support Systems LLC (the “Company”) is made and entered into to be effective for all purposes as of October 10, 2000 by Broadview Networks Holdings, Inc., a Delaware corporation (“Holdings”) and such other persons as may from time to time be admitted as members of the Company in accordance with the terms of this Agreement and the Connecticut Limited Liability Company Act, Conn. Gen. Stat, §34-100 et seq. as amended (the “Connecticut Act”). As used in this Agreement, the term “Member” shall mean any one of Holdings (so long as it is a member of the Company) or any other person or entity who is admitted as a member of the Company in accordance with this Agreement and the Connecticut Act, and the term “Members” (whether one or more) shall mean Broadview Networks Holdings, Inc. (so long as it is a member of the Company) and any other persons or entities admitted as a member of the Company in accordance with this Agreement and the Connecticut Act.
RECITALS:
     WHEREAS, the Member desires to adopt and approve the Agreement, which shall supersede in its entirety the Operating Agreement of the Company (f/k/a National CEJ, LLC), dated as of November 25, 1997, by and among the Member (f/k/a Coaxicom, Inc.), Eric Neikrug, Colm Kelly and John Crowley, as modified by the Exchange Agreement among such persons, dated as of January 29, 1998 (the “1997 Operating Agreement”).
     NOW, THEREFORE, the undersigned hereby adopts the following as its “limited liability company operating agreement” (as that term is used in the Connecticut Act):
     1. Formation: The Company was formed as a limited liability company under the Connecticut Act as of October 28,1997 (the “Formation Date”). The Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be required or appropriate under the Connecticut Act or the laws of any other jurisdiction in which the Company may conduct business or own property.
     2. Name and Principal Place of Business:
     (a) The name of the Company is “OPEN SUPPORT SYSTEMS LLC”. The Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Members may from time to time determine. All business of the Company shall be conducted under such name, and title to all assets or property owned by the Company shall be held in such name.

     (b) The principal place of business of the Company shall be at the Registered Office of the Registered Agent, or at such other place or places as the Members may from time to time designate.
     3. Registered Agent and Registered Office: The name of the Company’s registered agent for service of process shall be The Corporation Trust Company (the “Registered Agent”), and the address of the Company’s Registered Agent and the address of the Company’s registered office in the State of Connecticut shall be One Commercial Plaza, Hartford, Connecticut 06103 (the “Registered Office”). The Registered Agent and the Registered Office of the Company may be changed from time to time by the Members.
     4. Term: The term of the Company is deemed to have commenced on the Formation Date and shall continue until terminated pursuant to the provisions of this Agreement by the Members.
     5. Purpose: The principal purposes and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Connecticut Act, including, without limitation, either directly or indirectly by being a member, shareholder, partner or venturer of one or more entities, and to engage in one or more of the following activities: acquire, own, hold, service, manage, develop, operate, lease, finance, refinance, mortgage, market, promote, sell and otherwise deal real and personal property interests and conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Company as set forth herein, including, but not limited to, entering into partnership agreements in the capacity of a general or a limited partner, becoming a member of a joint venture or a limited liability company, owning stock in corporations and the incurring of indebtedness and the granting of liens and security interests on the real and personal property of the Company; it being agreed that each of the foregoing is an ordinary part of the Company’s business.
     6. Member: Holdings, whose address is set forth in paragraph 17(b) of this Agreement, is the single and sole member of the Company and shall be shown as such on the books and records of the Company. Except as expressly permitted by this Agreement, no other person shall be admitted as a member of the Company, and no additional interest in the Company shall be issued, without the unanimous approval of the Members (whether one or more).
     7. Management:
     (a) Except as specifically limited herein or to the extent delegated by the written agreement of the Members of the Company, (i) the business and affairs of the Company shall be vested in and controlled by the Members (whether one or more), which shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with this Agreement and to do anything and everything they deem necessary or appropriate to carry on the business of the Company, (ii) each of the Members shall have full, exclusive and complete discretion in the management and control of the Company for the purposes set forth above in paragraph 5, (iii) all decisions relating to the business and affairs of the Company, including, without limitation, all decisions required or permitted to be made by the Members under this Agreement and all decisions required or permitted to be made by the Company as a member, partner or other beneficial owner of any other entity, may be made by, and all action proposed to be taken by or on behalf of the Company, may be taken by any one of the Members; and (iv) any one of the Members shall have full power and authority to execute all documents and take all other actions on behalf of the Company and thereby bind the Company and the Members with respect thereto.
     (b) The implementation of any decision made by any Member may be through any person or entity selected by such Member. All approvals and consents required herein may be prospective or retroactive.
     (c) The Members, to the extent of their rights and powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of any Member taken in accordance with such rights and powers shall bind the Company. The Members shall exercise their authority as such in their capacities as members of the Company. The Company shall not have any “managers” within the meaning of the Connecticut Act.
     8. Initial Capital Contributions and Percentage Interests:
     (a) Holdings is the sole Member of the Company.
     (b) Each Member shall have an interest in the Company expressed as a percentage of the whole (“Percentage Interest”). As the single and sole Member of the Company, the Percentage Interest of Holdings is 100%.
     9. Additional Capital Contributions: If, at any time or from time to time, additional funds are required by the Company to meet the obligations or needs of the Company, including, without limitation, to satisfy any operating deficit, and there are “not sufficient reserves held by the Company or available cash flow (a “Shortfall”), Holdings may (but shall not be obligated to) request that the Members make further Capital Contributions (“Additional Capital Contributions”) in the amount of such Shortfall. If so requested by Holdings, each Member, within fifteen (15) business days thereafter, shall contribute its pro rata share (based upon its relative Percentage Interest) of the amount of the applicable Shortfall.
     10. Tax Matters:
     (a) The undersigned intends for the Company to not be regarded as an entity separate from its owner for federal income tax purposes, pursuant to Treasury Regulation Section 301.7701-3. However, if it is determined that the Company is a partnership for federal tax purposes, this

Agreement shall be amended to provide for allocation provisions and other provisions necessary and consistent with partnership status.
     (b) To the extent applicable, Holdings shall act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code.
     11. Distributions: After providing for the satisfaction of all the current debts and obligations of the Company and after any required payments on any loan or other financing, the Company shall make such distributions of the Company’s net cash flow available for distribution (as determined by the unanimous consent of the Members), including distributions of net cash flow from operations, net proceeds of any interim capital transaction and net proceeds available upon dissolution and winding up of the Company (such net cash flow, net proceeds from interim capital transactions and net proceeds upon dissolution and winding up of the Company being herein sometimes referred to as the “Distributable Cash”) (in each case after establishment of appropriate and reasonable reserves, as determined by the unanimous consent of the Members in their sole and absolute discretion), as determined by the Members to the Members in accordance with and in proportion to their respective Percentage Interests in the Company.
     12. Dissolution and Termination:
     (a) The Company shall be dissolved and its business wound up upon the earlier to occur of any of the following events:
     (i) The expiration of the term of the Company;
     (ii) The written consent of all of the Members; or
     (iii) The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless within 90 days after such event, a majority-in-interest of the remaining Members agree in writing to continue the business of the Company and there is at least one remaining Member.
     (b) Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Members shall act jointly as the liquidator (unless they jointly elect to appoint a liquidator) to wind up the business of the Company pursuant to this Agreement. If there shall be no remaining Member, the successors-in-interest of the last Member may approve one or more liquidators to act as the liquidator in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Connecticut Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members or their successors-in-interest.

     (c) In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the properly based upon the amount of cash that would be distributed to each of the Members in accordance with paragraph 11 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.
     13. Transfers of Interests:
     (a) No Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the Company without the unanimous approval of all Members, and any purported sale, assignment, transfer or other disposition of all or any part of an interest in the Company in contravention hereof shall be null and void and of no force and effect.
     (b) No transferee of all or any portion of any Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement, (ii) such transfer has been approved in writing by each of the other Members (which approval maybe withheld in their sole and absolute discretion) and (iii) such transferee shall have executed and delivered to the Company such instruments as the other Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a member of the Company and to confirm the agreement of such transferee to be bound by all, the terms, conditions and provisions of this Agreement.
     14. Liability of the Members: Except as otherwise expressly provided in the Connecticut Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided in the Connecticut Act, the liability of each Member shall be limited to the amount of capital contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.
     15. Waiver of Partition and Nature of Interest in the Company. Except as otherwise expressly provided in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, or to file a complaint or to institute any proceeding at law or in equity to cause the termination, dissolution and liquidation of the Company. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this paragraph 15, and without such waivers, no

Member would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company. The interest of all Members in this Company are personal property.
     16. Books, Records, Accounting And Reports:
     (a) Books and Records: The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Members. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.
     (b) Accounting and Fiscal Year: The books of the Company shall be kept on the accrual basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Code.
     (c) The Company Accountant: The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) the accounting firm designated by the Members. The fees and expenses of the Company Accountant shall be a Company expense.
     (d) Reserves: The Members may, subject to such conditions as they shall determine, establish reserves for the purpose and requirements as they may deem appropriate.
     17. Miscellaneous:
     (a) Further Assurances: Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
     (b) Notices: All notices, demands, consents, approvals, requests or other communications which any party to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission or (iii) a nationally recognized overnight courier service, fees prepaid, addressed to such party at the address set forth opposite its name of the signature page of this Agreement, with a copy to:

If to Holdings, to:	Broadview Networks Holdings, Inc.
59 Maiden Lane
27th Floor
New York, New York 10038
Attention: Thomas M. Kennedy
Facsimile No.: 212-400-1111

with a copy to:	Mayer, Brown & Platt
1675 Broadway
New York, NY 10019
Attention: Thomas M. Vitale
Facsimile No.: (212) 262-1910
Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this paragraph 17(b). A Notice sent in compliance with the provisions of this paragraph 17(b) shall be deemed given on the date of receipt.
     (c) Successors and Assigns: This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.
     (d) Severability: In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
     (e) Amendments. This Agreement may be amended only by a written instrument executed by a majority in interest of the Members, provided that any such amendment must be executed by Holdings and any other Member adversely affected by such amendment.
     (f) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed wholly within that State.
     (g) Attorney Fees: If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

     (h) Captions: All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
     (i) Creditors Not Benefited: Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any capital contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.
* * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BROADVIEW NETWORK HOLDINGS, INC.
/s/ Vern M. Kennedy
Vern M. Kennedy
President